Exhibit 99.1

Contacts

INVESTORS	MEDIA

V.I. Technologies, Inc. (Vitex)	Schwartz Communications
John R. Barr	Shoba Vaitheeswaran
617-926-1551	781-684-0770
john.barr@vitechnologies.com	vitex@schwartz-pr.com

Or

Thomas T. Higgins
617-926-1551
tom.higgins@vitechnologies.com

Vitex Updates Expressions of Interest Received

New Range of $13 to $18 Million in $20 Million Rights Offering

Watertown, MA (February 6, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”) today announced an update on expressions of interest received from certain institutional and venture capital shareholders in exercising their basic subscription rights and, in some cases, their oversubscription rights to purchase shares of the Company’s common stock under the proposed $20 million rights offering announced on January 21, 2003. To date, the Company has received non-binding expressions of interest totaling between $13 million and $18 million at a price of $1.02 per share. With the rights offering in this minimum range, the Company intends to concurrently close the $4 million investment commitment from Pall Corporation, also at $1.02 per share, resulting in minimum gross proceeds to the Company from the two transactions of between $17 million and $22 million.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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The offer of these securities will be made only by means of a written prospectus, a copy of which may be obtained from the Company at V.I. Technologies, 134 Coolidge Avenue, Watertown, MA, 02472, Attention: Thomas Higgins, Chief Financial Officer.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s revolutionary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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